                Exhibit 10.3

AMENDMENT TO THE

1993 STOCK PLAN FOR EMPLOYEES OF

HONEYWELL INTERNATIONAL INC. AND ITS AFFILIATES

The 1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates (the “Plan”), is hereby amended effective April 23, 2007, by replacing Paragraph 14 of the Plan in its entirety with the following paragraph:

“14. Transferability of Awards

The Committee may provide that all or any part of an Award (other than an Incentive Stock Option) may, subject to the prior consent of the Committee, be transferred to one or more of the following classes of donees: a family member; a trust for the benefit of a family member; a limited partnership whose partners are solely family members; or any other legal entity set up for the benefit of family members. For purposes of this paragraph 14, a family member means the employee transferring the Award and/or such employee's spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members. For purposes of paragraphs 15 and 16, a transferred option may be exercised by the transferee to the extent that the employee would have been entitled had the option not been transferred.

Stock Options and Rights may be exercised during the lifetime of the employee only by the employee or by the employee's guardian or legal representative, unless the Committee permits a transfer pursuant to the preceding paragraph.”